AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED: July 24, 2020

STOREN TECHNOLOGIES INC.

25 Health Sciences Drive

Stony Brook, NY 11790

www.storen.tech

Up to 2,000,000 shares of our Common Stock (the “Shares”), par value $0.0001 per share, at a price of $6.00 per share (plus $0.21 per share which each investor shall pay directly to StartEngine Primary as a commission on the first 3,333 shares purchased by such investor, which fee will be refunded in the event the company does not raise any funds in this offering), plus bonus shares that may be issued to certain investors. See “Plan of Distribution – Investor Perks.” The minimum investment is $496.80 (80 Shares), which includes the 3.5% commission to be paid by investors directly to StartEngine Primary as a commission.

SEE “SECURITIES BEING

OFFERED” AT PAGE 30

StorEn Technologies Inc. is offering a maximum of 2,000,000 Shares on a “best efforts” basis without a minimum investment target. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, or (3) the date at which this offering is earlier terminated by us in our sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. Following this offering, the Company shall be subject to the reporting requirements pursuant to Rule 257(b).

Investors who invest $5,000 or more in this offering shall also be entitled to receive certain bonus shares. Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share. Assuming all investors qualify for the maximum number of bonus shares, 200,000 additional bonus shares would be issued in this offering, resulting in immediate dilution of your investment. See “Plan of Distribution – Investor Perks.”

Subscription amounts shall be held in escrow by Prime Trust, our escrow agent, until the applicable closing.

The holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, none of which may ever occur. See “SUMMARY – Rights and Preferences of the Shares”.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

	Price to Public	Total Broker-Dealer discount and commissions (1)			Proceeds to issuer (2)
Per share:	$6.00		$0.4200			$5.790
Broker Commission Paid by Investor	$0.21	$			$
Total Maximum:	$12,420,000		$840,000	(3)		$11,600,000

(1)	We have engaged StartEngine Primary, member FINRA/SIPC, to perform placement agent functions, and StartEngine CF, to perform administrative and technology-related functions in connection with this offering. We will pay a cash commission of 3.5% to StartEngine Primary on sales of securities into states in which it is registered, and issue StartEngine Primary a warrant to purchase a number of Shares, equal to 5% of the Shares purchased in this offering, which shall have an exercise price per share equal to the price per share of the Shares issued in this offering. In addition, each investor shall pay StartEngine Primary, a cash commission equal to 3.5% on sales of securities into states in which it is registered, which is not reflected in the table, up to a maximum of $700 per investor. We will also pay an advance of $15,000 to StartEngine Primary for due diligence and conducting a compliance review of our offering. See “Plan of Distribution” for details regarding the compensation payable to third-parties in connection with this offering.

(2)	We estimate that the minimum amount of professional fees directly related to this offering that we will pay will be approximately $85,000 regardless of the number of shares that are sold. Additional expenses will be incurred for state notice filing fees, EDGARization costs and marketing expenses. In the event that the maximum offering amount is sold, we anticipate the total offering expenses will be approximately $1,840,575 which includes the commission payable to StartEngine Primary.

(3)	Includes 3.5% commission paid by investors directly to StartEngine Primary.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

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There is currently no trading market for the Shares.

These are speculative securities. Investing in the Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

Sales of these securities will commence within two (2) days of the qualification of this offering.

We shall file periodic reports as required pursuant to Rule 257(b).

We are following the “Offering Circular” format of disclosure under Regulation A.

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In this offering circular (this “Offering Circular”), the terms “StorEn,” “Company,” “us” and “we,” refer to StorEn Technologies Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

This Summary highlights information contained elsewhere in this Offering Circular, and does not contain all the information that you should consider in making your investment decision. Before investing in the Shares, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

We have developed an evolutionary vanadium flow battery for energy storage. Incubated at the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University in New York, we are building upon the demonstrated strengths of vanadium flow batteries to revolutionize the world of residential and industrial energy suppliers.

Our batteries are designed to deliver superior performances at a lower cost, and fulfill market demand for more efficient and cost-effective energy storage. We take what vanadium batteries already promise - durability and sturdiness - and use extensive R&D to improve the electrical efficiency of the stack, the energy density of the electrolyte, and the module, resulting in an overall reduction of energy costs. See “Our Business.”

The Offering

We are offering up to 2,000,000 Shares for $6.00 per share (plus $0.21 per share which each investor shall pay directly to StartEngine Primary as a commission on the first 3,333 shares purchased by such investor), plus certain bonus Shares that may be issued to certain investors. See “Plan of Distribution – Investor Perks.” Assuming all investors qualify for the maximum number of bonus shares, 200,000 additional bonus shares would be issued in this offering, which would cause immediate dilution of your investment.

The minimum investment is $496.80 (80 Shares),which includes the 3.5% commission to be paid by investors directly to StartEngine Primary as a commission.

Rights and Preferences of the Shares

The holders of Shares will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, the holders of our Shares are entitled to share ratably in all assets that are legally available for distribution.

The holders of our Shares are entitled to one vote per share, however, the holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, none of which may ever occur. The proxy is set out in Section 6 of the Subscription Agreement which appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part (the “Subscription Agreement”). There exists uncertainty as to whether a court would enforce the irrevocability of the proxy. In addition, the inability of the holders of Shares issued in this offering to vote their Shares, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.  See “Securities Being Offered – Voting Proxy” and “Risk Factors - Investors in our Shares will have to assign their voting rights.”

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy. In addition, under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy. See “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.”

RISK FACTORS

Investing in the Shares involves risk. In evaluating us and an investment in the Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in the Shares. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

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Risks Related to Our Business.

Our financial statements include a going concern note.

Our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, and/or to obtain additional capital financing from investors and/or third parties. No assurance can be given that we will be successful in these efforts. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

We depend on certain key personnel and must attract and retain additional talent.

Our future success depends on the efforts of key personnel and consultants, especially our chief executive officer and director, Carlo Brovero and our chief technology officer and director, Angelo D’Anzi. As we grow, we will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely that our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

The success of our business is highly correlated to general economic conditions.

Demand for our products is highly correlated with general economic conditions, as a substantial portion of our revenue is derived from discretionary spending, which typically declines during times of economic instability. Declines in economic conditions in the United States or in other countries in which we operate and may operate in the future may adversely impact our financial results. Because such declines in demand are difficult to predict, we or our industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products. Our ability to grow or maintain our business may be adversely affected by sustained economic weakness and uncertainty, including the effect of wavering consumer confidence, high unemployment, and other factors. The inability to grow or maintain our business would adversely affect our business, financial conditions, and results of operations, and thereby an investment in our common stock.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our products to our customers and could decrease demand for our products.

An outbreak of respiratory illness caused by COVID-19 emerged in late 2019 and has spread globally. The coronavirus is considered to be highly contagious and poses a serious public health threat. The World Health Organization labeled the coronavirus a pandemic on March 11, 2020, given its threat beyond a public health emergency of international concern the organization had declared on January 30, 2020. The epidemic resulted in the lockdown of cities, travel restrictions, and the temporary closure of stores and facilities. Our results of operations, revenues and financial condition for the fiscal year 2020 may be adversely affected by the coronavirus pandemic. If this outbreak persists, commercial activities throughout the world could be curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel, and reduced workforces. The duration and intensity of disruptions resulting from the coronavirus outbreak is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which the coronavirus impacts our financial results will depend on its future developments. If the outbreak of the coronavirus is not effectively controlled in a short period of time, our business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

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The reduction or elimination of government and economic incentives could cause our revenue to decline.

The Internal Revenue Service (IRS) determined that residential energy storage batteries are eligible for Federal Investment Tax Credit when charged from an onsite solar system. In addition, state credits may reduce the cost of an energy storage system. Reduction, elimination and/or periodic interruption of these government incentives because of policy changes, fiscal tightening or other reasons may result in the diminished competitiveness of energy storage batteries, and materially and adversely affect the growth of these markets and our revenues. Electric utility companies that have significant political lobbying powers may push for a change in the relevant legislation in our markets. The reduction or elimination of government incentives could cause our revenues to decline and materially and adversely affect our business, financial condition and results of operations.

Developing new products and technologies entails significant risks and uncertainties.

We have demonstrated our technology with a fully-operational prototype for our vanadium flow battery. Despite having received our first order for commercial vanadium flow batteries, delays and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

The growth of our business depends on our ability to finance new products.

We operate in a rapidly changing industry. Technological advances, the introduction of new products and new design and manufacturing techniques could adversely affect our business unless we are able to adapt to the changing conditions. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and invest in working capital. These costs may increase, resulting in greater fixed costs and operating expenses.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We compete with major international and domestic companies, including, Enphase Energy, Inc., SolarEdge Technologies, Sonnen, Tesla, LG Chem, SMA Solar Technology AG, Panasonic, Delta Electronics, Generac, and producers of battery cells and other integrated storage systems. Some of our current and potential competitors have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of alternative energy products than we can. In addition, many of our competitors are developing and are currently producing products based on new solar energy technologies that may ultimately have costs similar to, or lower than, our projected costs.

If our products fail to perform as expected, we may have to recall them and our ability to develop, market and sell our products could be harmed.

Our products may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. There can be no assurance that we will not be required to recall any products in the future. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale. Any product defects or any other failure of our products to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims, harm to our brand and reputation, and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.

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We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

Since our products are electricity-delivering devices, and contain chemicals, it is possible that users or services providers, could be injured or killed by our products, whether by product malfunctions, defects, improper installation or other causes. As a manufacturer of products that are used by consumers, we face an inherent risk of exposure to product liability claims or class action suits in the event that the use of the products we sell or install results in injury or damage. Moreover, to the extent that a claim is brought against us we may not have adequate resources in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and, if our insurance protection is inadequate, to the extent we hold applicable insurance coverage, could require us to make significant payments.

We are exposed to regulatory risks.

Our ability to manufacture, market and sell our products depends on our compliance with governmental regulations such as Federal Trade Commission regulations and health and safety codes, both domestically and abroad. We use, generate, and discharge toxic, volatile, or otherwise hazardous chemicals and wastes in our research and development, and will use, generate and discharge such chemicals and waste in our manufacturing and construction activities, and are and will be subject to a variety of federal, state, foreign and local laws and regulations related to the purchase, storage, use, and disposal of hazardous materials. Compliance with these laws and regulations may be costly. In addition, we will be required to obtain a UL Certification prior to marketing our batteries. Our failure to comply with any of these laws or to obtain a UL Certification could result in required changes in the design of our products, fines, penalties, judgments or other sanctions, including the temporary suspension of operations or a delay in the marketing and sales of our products, any of which could adversely affect our business, operations and our reputation.

Risks of borrowing and restrictions on our ability to borrow.

We currently have two outstanding loans due to one of our officers, in the aggregate principal amounts of $32,843 and $21,000, which loans were extended in July 2019 and October 2019, respectively, and an outstanding Convertible Promissory Note issued in March 2019, to Accelerate New York Seed Fund, in the principal amount of $100,000, which accrues interest at 6% per annum, and matures in March 2021. In addition, we may have to seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair our operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on our business, results of operations or financial condition. Also, Accelerate New York Seed Fund, has the right to approve our incurrence, assumption or guarantee of any debt senior to the convertible note, or to create any lien or other security interest on our assets. Therefore, our ability to obtain senior or secured debt could be impaired if the lender fails to consent to the same.

In addition, the holder of a convertible note in the principal amount of $100,000, has the right to approve our incurrence, assumption or guarantee of any debt senior to the convertible note, or to create any lien or other security interest on our assets. Therefore, our ability to obtain senior or secured debt could be impaired if the lender fails to consent to the same.

Our intellectual property could be unenforceable or ineffective.

One of our most valuable assets is our intellectual property. In addition to holding five trademarks and four patent applications, we plan to explore other opportunities to patent parts of our core technology; however, such patents may never be issued or certain claims may be rejected or may need to be narrowed, which may limit the protection we are attempting to obtain. In addition, companies, organizations, or individuals, including competitors, may hold or obtain patents, trademarks, or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, develop, sell, or market our products, which would make it more difficult for us to operate our business. These third parties may have applied for, been granted, or obtained patents that relate to intellectual property, which competes with our intellectual property or technology. This may require us to develop or obtain alternative technology, or obtain appropriate licenses under these patents, which may not be available on acceptable terms or at all. Such a circumstance may result in us having to significantly increase development efforts and resources to redesign our technology in order to safeguard our competitive edge against competitors. There is a risk that our means of protecting our intellectual property rights may not be adequate, and weaknesses or failures in this area could adversely affect our business or reputation, financial condition, and/or operating results.

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From time to time, we may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge us to take licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to cease deploying our products, pay substantial damages, seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, and/or establish and maintain alternative branding for our business. We may also need to file lawsuits to protect our intellectual property rights from infringement from third parties, which could be expensive, time consuming, and distract management’s attention from our core operations.

We rely on third parties to provide services essential to the success of our business.

We rely on third parties to provide a variety of essential business functions for us, including research and development, manufacturing, shipping, advertising, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. Any significant delays or other complications in maintaining our research and development partners, third party manufacturers, or manufacturing our products, including, but not limited to, complications associated with production or supply chain, or regulatory approvals, or any disruptions or failures to maintain our relationships, could materially damage our brand, business, prospects, financial condition and operating results. There is currently a risk that the coronavirus outbreak in China and other countries around the world may disrupt parts supply. We intend to mitigate this risk through inventory and supply chain management practices.

If we are unable to adequately control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for manufacturing, marketing, selling and distributing our products relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. Many of the factors that impact our operating costs are beyond our control. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed.

Risks Related to the Offering of our Shares.

This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.

We are offering Shares in the amount of up to $12,000,000 (plus $0.21 per share which each investor shall pay directly to StartEngine Primary as a commission on the first 3,333 shares purchased by such investor), in this offering, but may sell much less. The offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. Even if we raise the maximum amount we are seeking in this offering, we may need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

Terms of subsequent financings may adversely impact your investment.

Even if we are successful in this offering, we may need to engage in common equity, debt or preferred stock financings in the future. Your rights and the value of your investment in the Shares could be reduced. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Shares. In addition, if we need to raise more equity capital from the sale of equity securities, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.

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Certain investors are entitled to pay a lower price for our Shares.

Investors who invest $5,000 or more in this offering shall also be entitled to receive certain bonus shares. Assuming all investors qualify for the maximum number of bonus shares, 200,000 additional bonus shares would be issued in this offering, which would cause immediate dilution of your investment. See “Plan of Distribution – Investor Perks.”

Because no public trading market for the Shares currently exists, it will be difficult for you to sell the Shares and, if you are able to sell the Shares, you may have to sell them at a substantial discount to the price you paid for the Shares.

There is no public market for the Shares. Until the Shares are listed on an exchange, if ever, you may not sell your Shares unless the buyer meets the applicable suitability and minimum purchase standards. Therefore, it will be difficult for you to sell your Shares promptly or at all. If you are able to sell your Shares, you may have to sell them at a substantial discount to the price you paid for the Shares.

Investors in our Shares will have to assign their voting rights.

The holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer (the “Proxy”), that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, which may never occur. The inability of the holders of Shares issued in this offering to vote their Shares, and the provision of a voting proxy to our chief executive officer, could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer, in which case the investors would not have the right to vote in favor of the same.

Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors.

Pursuant to the Subscription Agreement, other than with respect to the gross negligence or willful misconduct of the Proxy, the Proxy will not be liable for any actions he/she takes or fails to take, in his/her capacity as the Proxy, while acting in good faith. Therefore, if the Proxy takes actions or omits to take actions which investors deem to be not in their best interests, as long as such actions do not constitute gross negligence or willful misconduct, and the Proxy is acting in good faith, the investors would not have any recourse against the Proxy. In addition, under the Subscription Agreement, except to the extent prohibited by applicable federal and state securities laws, each investor agrees to indemnify the Proxy from all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with any act done or omitted in the Proxy’s capacity as representative of such investor, in each case as such losses are suffered or incurred. While it is uncertain whether a court would enforce such provision, if it did, investors in this offering could have indemnification obligations to the Proxy.

Management discretion as to use of proceeds.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described herein is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

The Subscription Agreement includes an exclusive venue provision.

Our subscription agreement includes a forum selection provision that requires any claim against us based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims, as investors may be compelled to travel to New York to prosecute or defend any claims involving us.

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We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Our Shares may be subject to registration under the Exchange Act.

Companies with total assets above $10 million and more than 2,000 holders of record of its equity securities, or 500 holders of record of its equity securities who are not accredited investors, at the end of their fiscal year, must register that class of equity securities with the SEC under the Exchange Act. We currently have over 2,000 holders of record. If and when we are deemed to have assets above $10 million, we could be required to register our common stock with the SEC under the Exchange Act, which would be a laborious and expensive process. In addition, if such registration takes place, we will have materially higher compliance and reporting costs going forward.

Foreign securities laws.

Prior to accepting any subscriptions from residents of foreign jurisdictions, we intend to consult with local counsel to ensure we accept any such subscription in compliance with local law. If, however, we accept any subscriptions and fail to comply with local law, it may subject us to regulatory actions in such foreign jurisdictions.

DILUTION

Dilution means a reduction in value, control or earnings of the Shares an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees (collectively, “Founders”) at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low. Later in its development, when the business seeks cash investments from new, unrelated investors, like you and the investors in our prior Regulation CF offerings (the “Regulation CF Investors”), the new investors often pay a higher price for their securities than the price paid by the Founders and early investors.

The tables below compare the price that investors in this offering will pay for their Shares assuming the sale of 25%, 50%, 75% and 100% of the Shares we are offering, with the effective cash price paid for Shares by the Founders, our private placement investors and the Regulation CF Investors. The figures below do not include with respect to our Regulation CF offering that closed in January 2019, 485 bonus shares which were issued to certain investors who invested more than $1,000 in StartEngine Crowdfunding’s Regulation A+ campaign. The figures with respect to our Regulation CF offering that closed in March 2020, do not include 17,300 bonus shares issued to certain investors who invested more than $1,000 in StartEngine Crowdfunding’s Regulation A+ campaign. The average price per share for Shares issued in this offering as reflected in the tables, does not include $0.21 per share, which each investor shall pay directly to StartEngine Primary as a commission on the first 3,333 shares purchased by such investor.

11

100% or $12,420,000

	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Board Members	5,497,000	62.979%	$54.97	0.000%	$0.00001
Regulation D - 1	600,000	6.874%	$76,000.00	0.541%	$0.12667
Regulation D - 2	150,015	1.719%	$50,000.00	0.356%	$0.33330
Regulation CF - 1	161,866	1.855%	$641,344.00	4.568%	$3.96219
Regulation CF - 2	267,977	3.070%	$1,061,810.00	7.563%	$3.96232
Regulation D - 3	26,410	0.303%	$110,920.08	0.790%	$4.19993
Regulation D - 4	25,000	0.286%	$100,000.00	0.712%	$4.00000
New Investors	2,000,000	22.914%	$12,000,000.00	85.469%	$6.00000
TOTAL	8,728,268	100.000%	$14,040,129.05	100.000%	$1.60858

75% or $9,315,000

	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Board Members	5,497,000	366.467%	$54.97	0.000%	$0.00001
Regulation D - 1	600,000	40.000%	$76,000.00	0.633%	$0.12667
Regulation D - 2	150,015	10.001%	$50,000.00	0.417%	$0.33330
Regulation CF - 1	161,866	10.791%	$641,344.00	5.345%	$3.96219
Regulation CF - 2	267,977	17.865%	$1,061,810.00	8.848%	$3.96232
Regulation D - 3	26,410	1.761%	$110,920.08	0.924%	$4.19993
Regulation D - 4	25,000	1.667%	$100,000.00	0.833%	$4.00000
New Investors	1,500,000	100.000%	$12,000,000.00	100.000%	$8.00000
Total	8,228,268	548.551%	$14,040,129.05	117.001%

50% or $6,210,000

	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Board Members	5,497,000	71.128%	$54.97	0.001%	$0.00001
Regulation D - 1	600,000	7.764%	$76,000.00	0.945%	$0.12667
Regulation D - 2	150,015	1.941%	$50,000.00	0.622%	$0.33330
Regulation CF - 1	161,866	2.094%	$641,344.00	7.977%	$3.96219
Regulation CF - 2	267,977	3.467%	$1,061,810.00	13.206%	$3.96232
Regulation D - 3	26,410	0.342%	$110,920.08	1.380%	$4.19993
Regulation D - 4	25,000	0.323%	$100,000.00	1.244%	$4.00000
New Investors	1,000,000	12.940%	$6,000,000.00	74.626%	$6.00000
TOTAL	7,728,268	100.000%	$8,040,129.05	100.000%	$1.04035

25% or $3,105,000

	Shares Purchased		Total Consideration		Avg Price Per Share
	Number	Percent	Amount	Percent
Founders/Board Members	5,497,000	76.049%	$54.97	0.001%	$0.00001
Regulation D - 1	600,000	8.301%	$76,000.00	1.508%	$0.12667
Regulation D - 2	150,015	2.075%	$50,000.00	0.992%	$0.33330
Regulation CF - 1	161,866	2.239%	$641,344.00	12.725%	$3.96219
Regulation CF - 2	267,977	3.707%	$1,061,810.00	21.067%	$3.96232
Regulation D - 3	26,410	0.365%	$110,920.08	2.201%	$4.19993
Regulation D - 4	25,000	0.346%	$100,000.00	1.984%	$4.00000
New Investors	500,000	6.917%	$3,000,000.00	59.522%	$6.00000
TOTAL	7,228,268	100.000%	$5,040,129.05	100.000%	$0.69728

The tables also do not reflect bonus shares issued to certain investors, who will effectively, pay less for the same stake in us. There is no accurate way to predict who will invest or how many bonus Shares an investor may be entitled to and how that will impact dilution, however, assuming all investors qualify for the maximum number of bonus shares, 200,000 additional bonus shares would be issued in this offering, which would cause immediate dilution to your investment. See “Plan of Distribution – Investor Perks.”

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares, or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

·	In June 2019, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

·	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

·	In June 2020, the company has run into serious problems and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes, stock options or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

We have an outstanding convertible promissory note we issued to Accelerate New York Seed Fund, in the principal amount of $100,000, which accrues interest at 6% per annum, and matures on March 2021. The principal and accrued and unpaid interest shall automatically convert into the equity securities issued in our next equity financing in the minimum amount of $2,500,000, at a conversion price equal to the lesser of (A) 80% of the price paid per share for such securities in such financing, and (B) a price per share based on a $6,000,000 pre-conversion valuation, on a fully diluted basis. If the next equity financing has not occurred before the maturity date, the holder may convert the note, in whole or in part, into shares of the most senior class of our stock then outstanding, at a conversion price based on a $6,000,000 pre-conversion valuation, on a fully diluted basis. Upon our initial public offering, the closing of a sale of substantially all of our assets, a merger or change of control, at the option of the holder, the note shall either be (i) paid in full, or (ii) converted into shares of the most senior class of stock then outstanding, at a conversion price based on a $6,000,000 pre-conversion valuation, on a fully diluted basis. The conversion of the note will result in immediate dilution to the holders of Shares.

In addition, we have agreed to issue our supply and distribution partner, an additional 100,000 Shares upon the delivery of the next two batteries pursuant to our binding Memorandum of Understanding, which would result in dilution. See “Our Business - Exclusive Supply and Distribution Agreement.”

If you are making an investment expecting to own a certain percentage of our capital stock or expecting each Share to hold a certain amount of value, it’s important to realize how the value of the Shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

Plan of Distribution

We are offering a maximum of 2,000,000 Shares on a “best efforts” basis, plus certain bonus shares that may be issued to certain investors. See “Plan of Distribution – Investor Perks.” Assuming all investors qualify for the maximum number of bonus shares, 200,000 additional bonus shares would be issued in this offering, resulting in immediate dilution of your investment.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, or (3) the date at which this offering is earlier terminated by us in our sole discretion.

The cash price per share of the Shares is $6.00 (plus $0.21 per share which each investor shall pay directly to StartEngine Primary as a commission on the first 3,333 shares purchased by such investor).

We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. Following this offering, we shall be subject to the reporting requirements pursuant to Rule 257(b).

We have engaged StartEngine Primary, LLC (“StartEngine Primary”) a broker-dealer registered with the SEC and a member of FINRA, to perform brokerage services in accordance with a posting agreement dated March 2, 2020 (“Posting Agreement”) on a best efforts basis, which Posting Agreement can be found in Exhibit 1.0 to the Offering Statement of which this offering circular is a part. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about this offering may find it at https://www.startengine.com/storen (the “Online Platform”). This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Online Platform.

In addition, we have engaged an affiliate of StartEngine Primary, StartEngine Crowdfunding, Inc. (“StartEngine CF”), to perform administrative and technology-related functions in connection with this offering on its platform. StartEngine Primary will use the Online Platform to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine CF will assist with the facilitation of credit and debit card payments through the Online Platform. We shall reimburse StartEngine for the following expenses (i) any applicable fees for fund transfers, (ii) all credit card charges charged to StartEngine by its credit card processor (typically 3.5%), (iii) escrow agent fees charged to StartEngine by third party escrow agents, and (iv) fees charged in connection with chargebacks or payment reversals.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

Per Share
Public Offering Price	$6.00
Placement Agent Commissions	$0.4200
Proceeds, before expenses, to us	$5.790

The table above does not reflect a commission to be paid by each investor to StartEngine Primary, equal to the lesser of $700 and 3.5% of the amount they invest. We shall also issue StartEngine Primary a warrant to purchase a number of Shares, equal to 5% of the shares purchased in this offering, having an exercise price of $6.00 per share. The disposition of the warrant is subject to FINRA lockup restrictions pursuant to FINRA Rule 5110(g)(1), and pursuant to the Exhibit A of the Posting Agreement, the parties have agreed on a lock up period of 180 days immediately following the date of the commencement of sales in this offering.

Other Terms

In addition to the commission described above, we will also pay an advance of $15,000 to StartEngine Primary. This fee will be used for the purposes of undertaking a due diligence and compliance review. In addition, each investor shall pay StartEngine Primary, a cash commission equal to the lesser of $700 and 3.5% of the amount they invest.

Escrow Agent

We have entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”), which can be found in Exhibit 8.1 to the Offering Statement of which this offering circular is a part. Investor funds will be held by the Escrow Agent pending a closing or termination of this offering. All subscribers will be instructed by us or our agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. We may terminate this offering at any time for any reason at our sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving Shares and escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investments, recommend our securities, distribute this Offering Circular or other offering materials to investors or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of us or this offering. All inquiries regarding this offering or escrow should be made directly to us.

No Minimum Offering Amount

The Shares being offered will be issued in one or more closings. No minimum number of Shares must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds. See “Risk Factors - This offering is being conducted on a “best efforts” basis and does not require a minimum amount to be raised. As a result, we may not be able to raise enough funds to fully implement our business plan and our investors may lose their entire investment.”

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to us.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, we will accept tenders of funds to purchase whole Shares. We will conduct multiple closings on investments (so not all investors will receive their Shares on the same date). Each time we accept funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing.

Process of Subscribing

You will be required to complete a Subscription Agreement in order to invest. The Subscription Agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Shares in this offering, you should complete the following steps:

1.	Go to our page on www.startengine.com/storen and click on the “Invest Now” button;
2.	Complete the online investment form;
3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified account;
4.	Once funds or documentation are received, an automated AML check will be performed to verify the identity and status of the investor;
5.	Once AML is verified, the investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Potential investors will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. StartEngine Primary will generally review all Subscription Agreements on the same day, but not later than the day after the submission of the subscription agreement and receipt of an investor’s funds, and will not instruct the Escrow Agent to release an investor’s funds, until the investor has provided all required information.

When we request a disbursement through StartEngine's portal, StartEngine will review the disbursement request to confirm that funds can be closed upon and the bank account information is accurate, and then notify the Escrow Agent to release the funds to our bank account.

All funds tendered (by wire, debit card, credit card or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account with the Escrow Agent for our benefit. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account with the Escrow Agent.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from us, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event we receive oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, we have not set a maximum period of time to decide whether to accept or reject a subscription.

If a subscription is rejected, or StartEngine receives a request from us or the investor to cancel the subscription prior to the applicable Closing, as soon as the funds invested have cleared the bank, StartEngine will process the cancelation, and the funds will generally be returned within 10 business days, without deduction or interest.

Upon acceptance of a subscription, we will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, we will instruct our transfer agent to issue Shares to the investor. The transfer agent will notify an investor when Shares are ready to be issued and the transfer agent has set up an account for the investor.

Investor Perks

To encourage participation in the Offering, we are providing specific perks for investors based on the amount invested in this offering. Additional perks, including bonus shares, are available for investments of greater amounts. We are of the opinion that these perks do not have any cash value and do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are a “thank you” to investors that help us achieve our mission. However, it is recommended that investors consult with a tax professional to fully understand any tax implications of receiving any perks before investing. The table below presents the investment level to receive the stated perk:

Investment Amount	Rewards
$0 - $4,999	10% discount on the retail price of one battery*
$5,000 - $9,999	10% discount on the retail price of one battery* + 3% bonus shares
$10,000 - $19,999	10% discount on the retail price of one battery* + 6% bonus shares
$20,000+	10% discount on the retail price of one battery* + 10% bonus shares

*Battery must be purchased directly from us, rather than through a reseller.

Transfer Agent

The company has engaged StartEngine Secure, LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our Subscription Agreement

Exclusive Venue

Our Subscription Agreement includes a forum selection provision that requires any claim against us based on the Subscription Agreement not arising under the federal securities laws, to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations. See “Risk Factors - The Subscription Agreement includes an exclusive venue provision.”

Voting Proxy

The holders of Shares issued in this offering will grant an irrevocable voting proxy to our chief executive officer, that will limit their ability to vote their Shares until the occurrence of certain events specified in the proxy, none of which may ever occur. See “Risk Factors - Investors in our Shares will have to assign their voting rights” and “Securities Being Offered – Voting.”

USE OF PROCEEDS

We estimate that, at a per share price of $6.00, the net proceeds from the sale of the 2,000,000 Shares in this offering will be approximately $10,579,425, after deducting the estimated offering expenses of approximately $1,840,575 (including, payment to StartEngine and other offering expenses).

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the Shares we are offering. There is no guarantee that we will be successful in selling any of the Shares we are offering.

	25%	50%	75%	100%
Shares Sold in this Offering	500,000	1,000,000	1,500,000	2,000,000
Gross proceeds	3,105,000	6,210,000	9,315,000	12,420,000
Offering expenses (1)	545,644	977,288	1,408,931	1,840,575
Net proceeds to the company	2,559,356	5,232,713	7,906,069	10,579,425

(1)  Includes 3.5% commission paid to StartEngine Primary by the investors.

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Shares we are offering. All amounts listed below are estimates.

	25%	50%	75%	100%
Industrilization & Tooling	$1,089,708	$2,443,849	$3,179,277	$4,914,518
Additional Product Development	$0	$182,962	$421,236	$792,664
Sales & Marketing	$224,998	$688,983	$1,010,966	$1,289,400
Salaries & General Administration	$656,586	$1,235,777	$1,813,420	$2,105,316
Professional Fees	$25,568	$26,137	$52,654	$52,844
Working Capital	$562,496	$655,004	$1,428,516	$1,424,682
TOTAL	$2,559,356	$5,232,713	$7,906,069	$10,579,425

Approximately $347,000 of the proceeds shall be used to pay accrued salaries due to Angelo D’Anzi and Carlo Brovero, over a period of 18 months.

We reserve the right to change the above use of proceeds if management believes it is in our best interests.

The allocation of the net proceeds of this offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry, general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds," “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

Introduction

We have created an efficient, powerful, durable and cost-effective battery, which answers the call for long-lasting and affordable energy storage. Our disruptive proprietary all-vanadium flow battery technology delivers a low cost-per-cycle energy storage device - up to eight times lower than lithium-ion batteries, and enables self-consumption of self-produced electricity and the transition towards a carbon-free economy.  The life of our batteries is 25 years, or more than 15K charge-discharge cycles without any decay in capacity.

Incubated at the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University in New York, we deliver proprietary innovation, building upon the demonstrated strengths of vanadium flow batteries to revolutionize the world of residential and industrial energy storage. Our proprietary technology brings superior performance at a lower cost, thus fulfilling market demand for more efficient and cost-effective energy storage. We have taken what vanadium batteries already deliver - durability and sturdiness - and through extensive research and development, have enhanced the electrical efficiency of the power module or stack, the core component of the battery hosting a stack of power cells, and the energy density of the electrolyte and module, ultimately reducing manufacturing and end-user prices.

Our System

In homes with solar, our batteries work synergistically with the existing solar system. During the day, solar panels capture energy from the sun, which charges our battery while simultaneously powering a home or office. As day turns to night, the battery takes over, providing green energy, and maximizing solar system dependability.

In addition to its solar storage capabilities, our battery, in locations with dual rates, can store power from the grid at night when electricity prices are low. By using battery power during peak electricity times, customers can lower their utility bills. Additionally, in the event of an emergency, our battery provides continuity to homes and offices, for vital devices such as telecommunication, lighting, refrigeration, and heating and ventilation systems.

Our batteries are modular. Our residential battery design can be configured in either 20kWh or 30kWh, while sharing the same power module, which allows our customers to pay only for the energy capacity they need. Additional modules can be connected for maximum flexibility.

Our Batteries

Our batteries have the following characteristics:

•	Estimated 25 year battery life.

•	Maintain 100% capacity over lifetime.

•	Operate at 100% depth of discharge.

•	No self-discharge.

•	Operate in harsh climates, while delivering higher efficiency.

•	Low maintenance.

•	Electrolyte nearly 100% recyclable and reusable in new batteries.

•	Cost/Cycle up to four times lower than lithium batteries.

•	Over 50% more power density than batteries with the same stack size.

•	Over 30% smaller than competitor’s flow batteries at the same energy parity.

Exclusive Supply and Distribution Agreement

In December 2018, we entered into a binding Memorandum of Understanding with Multicom Resources, an Australian company, which was superseded with a binding Memorandum of Understanding entered into in April 2020, which appears as Exhibit 6.5 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Memorandum of Understanding, Multicom agreed to supply us with, and we agreed to exclusively purchase from Multicom, vanadium pentoxide, a key chemical used in our batteries. The MOU has a term of five years, and has three five year renewal options. Pursuant to the MOU, we agreed to enter into a Distribution Agreement with Multicom’s subsidiary, Freedom Energy Pty Limited, granting Freedom Energy Pty. Limited, an exclusive right to sell and distribute our vanadium flow batteries in the Asia-Pacific region for five years, and has three five year renewal options. In addition, Multicom agreed to purchase three residential vanadium flow batteries, the first, in exchange for $100,000, and the remaining two in exchange for $400,000, for an aggregate price of $500,000. We agreed that in connection with each such purchase, we would issue Multicom a pro rata portion of 125,000 of our Shares. The first battery was purchased in April 2020. In addition, Multicom agreed that its subsidiary, Freedom Energy, will assemble our batteries within Australia and distribute them across the Asia Pacific region. Multicom has completed a concept design for a full-scale manufacturing facility for our batteries. Prior to that, we and Multicom intend to open a pilot manufacturing plant.

In April 2020, we entered into a Distribution Agreement with Arco Fuel Cells S.r.l., which appears as Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Distribution Agreement, we were granted the exclusive right, for three years, to distribute Arco’s fuel cell stacks, fuel cells and lithium battery packs for material handling, in the US, Canada and Mexico.

Tax Incentives

The Internal Revenue Service (IRS) has provided for a Federal Investment Tax Credit on the purchase price of residential energy storage batteries, which tax credit is up to 26% for systems installed during 2020, 22% for systems installed in 2021, and 10% for systems installed after 2021. The value of the credit depends on the percentage of electricity coming from the sun. For example, if the battery is charged by solar panels 90% of the time, then the battery is eligible for 90% of the Investment Tax Credit. Additional state credits may further reduce the cost of an energy storage system. Although energy storage is a relatively young industry, a growing number of states and municipalities will support the installations of solar-powered batteries to accelerate the transition to renewables and the reduction of greenhouse gas emissions.

Government Regulation

We are subject to various federal, state and foreign governmental regulations related to manufacturing, marketing and sale of our products, such as Federal Trade Commission regulations, health and safety codes, and environmental laws. We are seeking a UL Certificate to enable us to market and sell our batteries. UL LLC is a global independent safety certification company with more than a century of expertise in safety solutions from public adoption of electricity to new breakthroughs in sustainability, renewable energy and nanotechnology. Dedicated to promoting safe living and working environments, UL helps safeguard people, products and places. See “Risk Factors – We are exposed to regulatory risks.”

Accomplishments and Awards

We have achieved the following accomplishments:

•	Built, tested and independently validated our prototype battery at the Advanced Energy Centre at Stony Brook University.

•	Sold and shipped our first commercial battery.

•	Completed our Patent Cooperation Treaty National Phase filings to extend our patent applications to major countries and regions, such as the US, European Union, Brazil, Colombia, Chile, India, China, Japan, Korea, Indonesia, Thailand, Australia, several African countries and Eurasia.

•	Launched TitanStack™, a research and development program to develop a larger battery stack.

We have been awarded several technology and innovation awards and grants.

•	R&D Award from the Empire State Development's Division of Science, Technology and Innovation (NYSTAR)

•	R&D Award from the New York State Energy Research and Development Authority (NYSERDA)

•	2019 Innovator of the Year Award by InnovateLI

•	Finalist at 12th Columbia University Energy Symposium

•	Finalist at the New York State Energy Research and Development Authority (NYSERDA) 76 West Competition

•	Finalist at Cleantech Open, the leading cleantech accelerator program in the US

Competitors

A handful of companies worldwide are currently working with vanadium flow battery technology. To our knowledge, and based on limited public information available, the primary focus of these competitors is on larger grid-scale batteries as a way to achieve economies of scale and cost reduction. Because of the limited public information available, it is difficult to ascertain the technological development reached by our competitors. See “Risk Factors - We face intense competition, and many of our competitors have substantially greater resources than we do.”

Intellectual Property

We have filed four patent applications covering different aspects of our technology which are described below, and have filed trademarks for the brands we have created to designate the technology underlying each such patent application:

•	MULTIGRIDS™ - Our innovative stack fluid dynamic, improves the electrical performance of the stack, delivers higher power density, and has the potential to reduce the power cost of the battery.

•	THERMASTABLE™ - Our innovative geothermal underground battery design, enables outdoor installation in locations with harsh climates, enhances resiliency to natural disasters, vandalism and theft, and increases battery efficiency, thereby reducing energy costs.

•	EQUILEVELS™ - Our innovative electrolyte rebalancing method that will eliminate scheduled maintenance visits and reduces costs.

•	RESAFE™ - Our innovative leak control system that will eliminate scheduled maintenance visits and reduce costs.

We also hold a trademark for TitanStack™, a system which is currently in research and development, for embedding our Multigrids™ technology into large grid scale applications to remove dimensional constraints and enable the construction of large stacks.

We have filed to extend our PCT patent applications to major regions and countries, such as the US, European Union, Brazil, Colombia, Chile, India, China, Japan, Korea, Indonesia, Thailand, Australia, several African countries and Eurasia.

In addition to our patents and trademarks, we hold various trade secrets for the manufacturing and construction of our batteries. See “Risk Factors - Our intellectual property could be unenforceable or ineffective.”

Employees

We currently have 4 full-time employees.

Property

Our corporate headquarters is located at 25 Health Sciences Drive in Stony Brook, New York, which is a shared office space, at the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University in Long Island, a cleantech incubator funded by the New York State Energy Research and Development Authority. We lease our shared office on a month-to-month basis, in exchange for $100 per month.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were formed as a Delaware corporation on January 3, 2017, and our headquarters are located in Stony Brook, New York. We design, manufacture, market and sell innovative vanadium flow batteries using our own intellectual property.

Results of Operation

Revenue and Cost of Goods Sold

For the fiscal years ending December 31, 2019, and December 31, 2018, we had no revenue.

Operating Expenses

Our operating expenses consist of, salaries and wages, legal and professional fees, selling and marketing expenses, general and administrative expenses, research and development expenses and rent. For the fiscal year ending December 31, 2019, our operating expenses were $610,251, including, $313,041 in salaries and wages, $161,011 in legal and professional fees, $70,871 in selling and marketing expenses, $35,691 in general and administrative expenses, $28,487 in research and development expenses and $1,150 in rent. For the fiscal year ending December 31, 2018, our operating expenses were $633,519, including, $303,934 in salaries and wages, $91,737 in legal and professional fees, $175,965 in selling and marketing expenses, $36,028 in general and administrative expenses, $24,655 in research and development expenses and $1,200 in rent.

Net Operating Loss

Our net operating loss for the fiscal year ending December 31, 2019, was $610,251, compared to $633,519 for the fiscal year ending December 31, 2018.

Other Expenses

For the fiscal year ending December 31, 2019, we had $609 in state and local taxes and $9,987 in interest expenses. For the fiscal year ending December 31, 2018, we had $400 in state and local taxes and 6,893 in interest expenses.

Net Loss Before Provision for Income Taxes

Our net loss before provision of income taxes for the fiscal year ending December 31, 2019, was $620,848, compared to $640,813 for the fiscal year ending December 31, 2018.

Net Income

For the fiscal year ending December 31, 2019, we have a net loss of $620,848, compared to a net loss of $640,813 for the fiscal year ending December 31, 2018.

Liquidity and Capital Resources

Since our inception, we have raised over $2.1 million through various securities offerings and stockholder loans, which we have used for operations, including, $1,052,843 from a Regulation CF offering we closed in March 2020, and $641,344 from a Regulation CF offering we closed in January 2019. As of December 31, 2019, we had $275,338 in cash, compared to $3,243 as of December 31, 2018. The fluctuations in cash primarily resulted from our fund raising efforts during the applicable periods.

In 2019, the New York State Energy Research and Development Authority awarded us $199,866 in connection with a research and development project for the validation of innovative ion-exchange membranes for vanadium flow batteries, being conducted by us, Rensselaer Polytechnic Institute and University of Illinois in Chicago, of which approximately $100,000 shall be used to pay Rensselaer and University of Illinois.

As of December 31, 2019, we had total outstanding liabilities of $584,634, compared to $343,940 as of December 31, 2018, which includes $347,150 in accrued salaries as of December 31, 2019, and $292,178 in accrued salaries as of December 31, 2018.

As of July 20, 2020, and excluding the proceeds of this offering, we have sufficient operating capital for approximately 4 months.

We will incur significant additional costs in finalizing the development of our products, and in production, marketing and sales, and intend to continue to fund our operations through funds received from this offering. We may also engage in additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern. See “Risk Factors - Our financial statements include a going concern note.”

Debt

We currently have two outstanding loans due to one of our officers, in the aggregate principal amounts of $32,843 and $21,000, which loans were extended in July 2019 and October 2019, respectively. The loans accrued interest at a rate of 15% per annum through November 30, 2019, and thereafter, commenced accruing interest at a rate of 20% per annum. The principal amount of each loan, and all interest that accrues thereon, is due and payable 12 months following the date such loan was funded. We have an outstanding Convertible Promissory Note issued in March 2019, to Accelerate New York Seed Fund, in the principal amount of $100,000, which accrues interest at 6% per annum, and matures in March 2021. See “Securities Being Offered”.

Plan of Operations

Throughout 2020, we intend to continue to focus on the industrialization and commercialization of our residential batteries and research and development for additional products. The table below outlines our significant goals for the next 12 months, which we anticipate will require approximately $1,550,000 in addition to our current cash on hand, to complete.

Estimated Start Date	Task	Estimated Cost
Q4 2020	• Expand management, sales and engineering teams. • Complete TitanStack™ design.	• $180,000 • $100,000
Q1 2021	• Open facility in US and commence limited manufacturing. • Open pilot manufacturing plant in Australia.	• $375,000 • $500,000
Q2 2021	• Commence testing of TitanStack™ for grid scale application. • Commence full scale commercial production.	• $100,000 • $300,000

The extent to which we will be able to complete the milestones outlined above is dependent upon the funds raised in this offering. If we do not raise a sufficient amount of funds in this offering, we may not incur all the costs or complete all the milestones outlined above.

DIRECTORS, EXECUTIVE OFFICERS, AND ADVISORS

Directors and Executive Officers

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees

Carlo Brovero	Chief Executive Office, Treasurer & Director	55	January 2017 – Present	Full Time

Angelo D’Anzi	Chief Technology Officer & Director	53	January 2017 – Present	30 hours

Gabriele Colombo	Secretary	46	January 2017 - Present	1 hour

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Carlo Brovero, has served as our chief executive officer, treasurer and director since our inception in January 2017. As chief executive officer, Mr. Brovero is responsible for our general management, strategy and the execution of our business plan. Between March 2013 and January 2019, Mr. Brovero served as a consultant for eCaral Ltd., a management consulting firm, where he completed several consulting assignments in a variety of industries. Between March 2013 and May 2015, Mr. Brovero served as an advisory board member for Proxhima S.r.l., a vanadium flow battery company. Between September 2010 and November 2016, Mr. Brovero served as International Sales and Marketing Director for iVis Technologies, the manufacturer of an excimer laser therapeutic and refractive platform for corneal surgery. Mr. Brovero started his corporate finance career in 1991 at County Natwest in London, the merchant banking division of the National Westminster Bank. In 1996, Mr. Brovero opened the Milan office of Market Capital Corporation, a London-based corporate finance boutique, and was a director at Accretive International. Mr. Brovero managed several IPOs on four different European Exchanges for fast-growth technology companies such as the IPOs of the first Italian companies on Le Noveau Marchè n Paris and NASDAQ EUROPE in Brussels, as well as NYSE Alternext in Paris and Nuovo Mercato in Milan. Mr. Brovero holds an MBA degree from Aston University in Birmingham, UK.

Angelo D’Anzi, has served as our chief technology officer and a director since our inception in January 2017, and is primarily responsible for the technical development of our products. Since May 2018, he has also served as a director of Arco Fuel Cells S.r.l., where he was responsible for the company’s fuel cell technical development activities. In March 2013, Mr. D’Anzi founded Proxhima, a vanadium flow battery company, which was sold in May 2015 to the Gala Group, a utility listed on the Milan Stock Exchange. In 2000, Mr. D’Anzi founded ROEN-EST, a fuel cell company acquired by the Arcotronics Nissei group in 2003, and served as chief executive officer and chief technology officer after the acquisition. Mr. D’Anzi also served as chief executive officer of Morphic Fuel Cells, until its acquisition by General Electrics in 2009. Mr. D’Anzi holds 14 international patents. He received the 2003 Sapio Award in the Energy and Transportation category with a paper titled “Technological Transfer between Research Institutions and Private Companies in the Polymer Electrolyte Fuel Cell Technology". Mr. D’Anzi holds a MBA degree from the LUISS Business School in Rome.

Gabriele Colombo, has served as our secretary since our inception in January 2017. Between February 2019 and the present, he has served as the chief executive officer of Leonardo Hispania S.A., a subsidiary of the Leonardo Group of Italy, an aerospace, defense and security conglomerate. Between April 2017 and February 2019, Mr. Colombo served as Senior Vice President - Head of Line of Business at Leonardo Hispania S.A. where he was responsible for the profit & loss of one product line. Prior thereto, between January 2012 and March 2017, Mr. Colombo served as Regional Manager at Leonardo Hispania S.A. where he lead a team of 25 country business regions with responsibility for marketing analysis, strategy development, and imitative deployment and goal setting. In 2013, Mr. Colombo was a founder of Proxhima S.r.l. Mr. Colombo holds a Honors Degree in Computer Engineering (University of Pisa) and a II Level Master Degree in Business Leadership (University of Genova).

Board of Advisors

We have the following individuals serving on our board of advisors:

Dr. Philip Palmedo, had careers in physics, entrepreneurship and management. He received his Ph.D. degrees from MIT. His work as a physicist was carried out at the French nuclear laboratory at Saclay, and at Brookhaven National Laboratory. Dr. Palmedo designed and was the first President of the Long Island Research Institute formed by Brookhaven National Laboratory, Cold Spring Harbor Laboratory, and Stony Brook University to facilitate the commercialization of technologies. He currently serves on the board of the Simons Center for Geometry and Physics as well as the Advisory Board of the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University (StorEn is a CEBIP Client), and is an advisor to several early-stage private companies.

Dr. Alan Rae, has worked in electronics, ceramics, nanotechnology and “clean tech” for over 30 years in the USA and UK, and is an Executive Director of IncubatorWorks. He is a founder member of the Graphene Stakeholders’ Association, an Entrepreneur in Residence with NYSERDA, and is on the advisory committees for NYSIVC, the Center for High Rate Nanomanufacturing, and the NYS Center of Excellence in Materials Informatics in Buffalo New York. He also chairs the Advisory Board for the Center for Advanced Ceramic Technology at Alfred University.

Professor Yong L. Joo, is the BP Amoco/H. Laurance Professor in the Smith School of Chemical & Biomolecular Engineering and Associate Dean of Masters of Engineering Programs in the College of Engineering at Cornell University. He is currently working on low cost, high throughput manufacturing of energy storage materials. Professor Joo received his B.S. degree at Seoul National University in Korea and received his M.S. and Ph.D. in Chemical Engineering at Stanford University. Prior to joining Cornell in 2001, he completed two years of postdoctoral research in the Department of Chemical Engineering at MIT. Professor Joo received a 3M Faculty Award. He is also a recipient of a National Science Foundation CAREER Award and a DuPont Young Professor Award. He is a fellow of American Institute of Chemical Engineers (AIChE).

Dr. Robert C. Pfahl, is a director of the Integrated Photonic Systems Roadmap (IPSR). He was Senior Consultant and Vice President of Global Operations for the International Electronics Manufacturing Initiative (iNEMI) from 2003 to 2018. Previously, Dr. Pfahl was a director at Motorola Labs, where he established and led Motorola’s research and development labs in China, Brazil, and Germany. Prior to Motorola, Mr. Pfahl worked for Bell Labs/Western Electric in a number of research and manufacturing positions. He holds nine U.S. patents and has contributed to more than 110 publications. Dr. Pfahl has served on industrial advisory boards in manufacturing at MIT, Northwestern, Washington University, Georgia Tech and Purdue. He received his B.M.E. with Distinction, M.S., and Ph.D. in mechanical engineering from Cornell University.

Nathan Cammerman, is a co-founder and Executive Director of Multicom Resources Limited, and has over 20 years experience in the hands-on delivery of infrastructure, mining and energy projects. A geologist by initial training, but later qualified in international business, his senior executive and board experience includes project generation and acquisition, financing, permitting and government relations. Mr. Cammerman is a co-director of Freedom Energy Ltd., has a well-developed network across the Asia Pacific, and is at the forefront of propagating a future battery industry in this region. He was recently appointed to the Research Advisory and Implementation Council to a US$100 million industry-backed future battery industries co-operative research hub supported by the Australian Government.

Jean-Marc Manning, is a co-founder of Multicom Resources Limited and Freedom Energy Pty Ltd. A multi-lingual international finance professional, he has held various managerial and audit positions with the HSBC group and BNP Paribas across India, Indonesia, Hong Kong, China and Australia. Since returning to Australia, Mr. Manning co-founded and seed funded a number of successful business ventures and holds a number of directorships. On behalf of Freedom Energy Pty Ltd, he is actively working with us to identify advanced deployment and financing opportunities across Australia and the Pacific region.

Joel M. Rinebold, is associated with the development of energy projects and energy planning initiatives in the Northeast US region. At the Connecticut Center for Advanced Technology (CCAT), Mr. Rinebold is Director of Energy with a focus on energy and infrastructure planning, the development of renewable and advanced energy technology, and economic development associated with energy management. Mr. Rinebold was instrumental in establishing and administers the Connecticut Hydrogen Fuel Cell Coalition and Chairs the Northeast Electrochemical Energy Storage Cluster. Mr. Rinebold is also engaged in several development initiatives for energy facility siting, advancement of hydrogen and fuel cell technology, “microgrid” infrastructure, and the establishment of renewable energy facilities using battery energy storage, waste heat, agricultural biomass, and wind. Direct activities include administration of the State of CT Office of Energy Efficient Businesses, US DOE supported Northeast Technical Exchange Center, State of CT Hydrogen Economy Program, US DOE supported H2USA Roadmap planning, and the US Small Business Administration supported Northeast Electrochemical Energy Storage Cluster. Mr. Rinebold has an undergraduate degree in Urban Planning and Geology, graduate degree in Environmental Planning, and is currently enrolled in the Ph.D. program for Materials Science at the University of Connecticut.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2019:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation (1)	Total Compensation
Carlo Brovero 25 Health Sciences Drive Stoney Brook, NY 11790	Chief Executive Officer and Director	$150,000	$0	$150,000
Angelo D’Anzi 25 Health Sciences Drive Stoney Brook, NY 11790	Chief Technology Officer and Director	$95,029	$0	$95,029

The directors do not receive any compensation for their service as directors.

We are party to two-year employment agreements with each of Mssrs. Brovero and D’Anzi, pursuant to which we have agreed to pay each an annual salary of $186,000. If either is terminated without cause, we are obligated to pay them severance in an amount equal to one year salary. The employment agreements for Mr. Brovero and Mr. D’Anzi appear as Exhibits 6.2 and 6.3, respectively, to the Offering Statement of which this Offering Circular forms a part.

We have accrued liabilities for unpaid salaries due to Carlo Brovero and Angelo D’Anzi, which we will pay when management determines we have sufficient cash flow. The balance of the amounts due to Mssrs. Brovero and D’Anzi as of December 31, 2019, was $347,150.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Common Stock (which are our only voting securities) as of June 1, 2020, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Angelo D’Anzi 25 Health Sciences Dr. Stony Brook, NY 11790	3,300,000	0	49%
Common Stock	Carlo Brovero 25 Health Sciences Dr. Stony Brook, NY 11790	1,500,000	0	22%
Common Stock	All directors and officers as a group (3 persons)	5,100,000	0	76%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In February 2017, Angelo D’Anzi, our chief technology officer and a director, loaned us $9,975, interest free, which loan we repaid in October 2017.

In March 2018, Philip F. Palmedo, a stockholder, loaned us $30,000, which accrued interest at a rate of 15% per annum. In October 2018, we paid Mr. Palmedo, $32,739, in satisfaction of all principal and interest accrued on the loan.

In March 2018, Gabriele Colombo, our secretary and a shareholder, loaned us $35,458, which loan accrued interest at 15% per annum. In March 2019, we paid Mr. Colombo $40,996 in satisfaction of all principal and interest accrued on the loan.

In July 2019, Mr. Palmedo loaned us $50,000, which accrued interest at a rate of 15% per annum. In January 2020, we paid Mr. Palmedo $ 54,911 in satisfaction of all principal and interest accrued on the loan.

Pursuant to a Loan Agreement we entered into with Mr. Colombo in June 2019, Mr. Colombo, advanced us $32,843 and $21,000, in July 2019 and October 2019, respectively, which loans accrued interest at a rate of 15% per annum through November 30, 2019, and commenced accruing interest at 20% per annum thereafter. Each advance is due and payable twelve months following the date of such advance.

In January 2020, we acquired 1.11% of the ownership interests of Arco Fuel Cells S.r.l., in exchange for $110,120.08. In March 2020, Arco acquired 26,410 shares of our common stock for $4.20 per share for a total of $110,120.08. Mr. D’Anzi is a director of Arco.

In April 2020, we entered into a Distribution Agreement with Arco, which appears as Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Distribution Agreement, we were granted the exclusive right, for three years, to distribute Arco’s fuel cell stacks, fuel cells and lithium battery packs for material handling, in the US, Canada and Mexico.

In 2019 we paid $24,554 in expenses to Mr. D’Anzi, as reimbursement for prototyping and development expenses he incurred on our behalf.

We have accrued liabilities for unpaid salaries due to Carlo Brovero and Angelo D’Anzi, which we will pay when management determines we have sufficient cash flow. The balance of the amounts due to Mssrs. Brovero and D’Anzi as of December 31, 2019, was $347,150.

SECURITIES BEING OFFERED

In this offering, we are offering shares of common stock to investors.

Our authorized capital stock consists of 10,000,000 shares of common stock (the “Shares”), $0.00001 par value per share. As of April 1, 2020, we had 6,725,268 shares of common stock outstanding. In addition, we have agreed to issue Multicom an additional 100,000 Shares upon the delivery of the next two batteries pursuant to our binding Memorandum of Understanding.

The rights of investors in the Shares are governed by our Certificate of Incorporation and the Subscription Agreement, and are described below.

Certificate of Incorporation

Our Certificate of Incorporation may be amended by our Board of Directors and by the vote of the holders of a majority of the outstanding shares, to increase the number of authorized shares, and there is no limit on the number of shares that may be authorized and issued. The Board of Directors, with the approval of the holders of our Shares, by a majority vote, may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the Shares.

Dividends

The holders of our Shares will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Liquidation

Upon our liquidation, dissolution or winding-up, the holders of our Shares are entitled to share ratably in all assets that are legally available for distribution, however, subject to any preferential right of the holders of any preferred stock that may be authorized and issued in the future.

Voting Rights

The holders of our Shares are entitled to one vote per share, however, the holders of Shares issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their Shares until the occurrence of events specified in the proxy. See “Voting Proxy”.

Other Rights

The holders of our Shares have no preemptive, subscription, redemption or conversion rights.

Voting Proxy

Pursuant to the Subscription Agreement, the holders of Shares issued in this offering shall grant a voting proxy to our chief executive officer, that will limit investors’ ability to vote their Shares until the occurrence of events specified in the proxy, which include our initial public offering, our acquisition by another entity or a liquidation event, none of which may never happen. Such events include (a) the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of Shares or the effectiveness of a registration statement under the Securities Exchange Act of 1934 covering the Shares, (b)  a transaction or series of related transactions in which Shares representing more than 50% of our outstanding voting power are acquired from our stockholders, (c) an acquisition by another entity, in which the holders of our voting securities outstanding immediately prior to such transaction, do not retain at least a majority of the total voting power represented by our outstanding voting securities or the voting securities of the other surviving or resulting entity, after such transaction, (d) a sale, exclusive license, transfer, lease or other disposition of all or substantially all of our assets, or (e) our liquidation, dissolution or winding up.

The voting rights granted via the proxy are not limited and, include, among other things, the right to vote on the election of our directors, amendments to our organizational documents, and major corporate transactions. So long as the holder is an individual, the proxy will survive the death, incompetency and disability of the holder and, so long as the holder is an entity, the proxy will survive the merger or reorganization of the holder or any other entity holding the Shares. The proxy will also survive transfers of the Shares and shall be binding on any transferee. The proxy is granted to the person holding the title of chief executive officer, in his capacity as an officer of the company, and not in his personal capacity, and so would survive his death or removal. The chief executive officer, in his sole discretion, may assign the voting proxy to any of our future officers. The proxy is set out in Section 5 of the Subscription Agreement which appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part. See “Risk Factors - Investors in our Shares will have to assign their voting rights” and “Risk Factors - Our Subscription Agreement limits the liability of the proxy and provides the proxy with certain indemnification rights against the investors”.

Exclusive Venue

Our Subscription Agreement includes a forum selection provision that requires any claim against us based on the Subscription Agreement not arising under the federal securities laws, to be brought in a court of competent jurisdiction in the State of New York. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted this provision to limit the time and expense incurred by management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on our operations. See “Risk Factors - The Subscription Agreement includes an exclusive venue provision.”

Convertible Promissory Note

We have an outstanding convertible promissory note in the principal amount of $100,000 issued to Accelerate New York Seed Fund, which accrues interest at 6% per annum, and matures on March 2021. The principal and accrued and unpaid interest shall automatically convert into the equity securities issued in our next equity financing in the minimum amount of $2,500,000, at a conversion price equal to the lesser of (A) 80% of the price paid per share for such securities in such financing, and (B) a price per share based on a $6,000,000 pre-conversion valuation, on a fully diluted basis. If the next equity financing has not occurred before the maturity date, the holder may convert the promissory note, in whole or in part, into shares of the most senior class of our stock then outstanding, at a conversion price based on a $6,000,000 pre-conversion valuation, on a fully diluted basis. Upon our initial public offering, the closing of a sale of substantially all of our assets, a merger or change of control, at the option of the holder, the promissory note shall either be (i) paid in full, or (ii) converted into shares of the most senior class of stock then outstanding, at a conversion price based on a $6,000,000 pre-conversion valuation, on a fully diluted basis.

The holder of the note, and upon conversion of the note, the holder of the shares issued, shall have proportionate rights of first offer, tag-along rights, pre-emptive rights and any other similar rights to purchase subsequent issuances of equity securities as are granted to other purchasers of our securities in our next round of equity financing in the minimum amount of $2,500,000. In addition, if we issue any convertible notes or SAFEs on terms that differ from the note at any time prior to the conversion of the note or a merger, acquisition of change of control, which instruments have terms more favorable than the terms of the note, the note holder may exchange the note for such new instrument. The holder of the note also has board observer rights and information and inspection rights. In addition, we agreed that we may not assume, guarantee or incur any debt senior to the convertible note, or create any lien or other security interest on our assets, without the prior written consent of the holder of the note.

Part III

EXHIBITS

1.1	Posting Agreement with StartEngine Crowdfunding, Inc.*

2.1	Certificate of Incorporation*

2.2	Bylaws*

4.1	Form of Subscription Agreement**

6.1	StartEngine Secure Services Agreement*

6.2	Employment Agreement with Carlo Brovero*

6.3	Employment Agreement with Angelo D’Anzi *

6.4	Distribution Agreement with Arco Fuel Cells S.r.l.*

6.5	Multicom Memorandum of Understanding*

6.6	Credit Card Services Agreement

8.1	Escrow Services Agreement

11.1	Consent of Jason M. Tyra CPA PLLC.**

12.1	Opinion of Alliance Legal Partners, Inc.*

* Previously filed.

** Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_partiiandiii.htm.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stoney Brook, State of New York, on July 24, 2020.

STOREN TECHNOLOGIES INC.

By	/s/ Carlo Brovero

	Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

/s/ Angelo D’Anzi
Angelo D’Anzi, Chief Technology Officer
and Director

STOREN TECHNOLOGIES, INC.

Audited Financial Statements For The Years Ended December 31, 2019 and 2018

Independent Auditor’s Report

To Management and the Board of Directors Storen Technologies, Inc.

Stony Brook, NY

We have audited the accompanying balance sheets of Storen Technologies, Inc. as of December 31, 2019 and 2018, and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

1700 Pacific Avenue, Suite 4710

Dallas, TX 75201

(P) 972-201-9008

(F) 972-201-9008

info@tyracpa.com

www.tyracpa.com

Going Concern Matters

We draw attention to Note B in the financial statements, which indicates that the Company did not recognize revenue during the years ended December 31, 2018 and 2017, and is expected to incur significant costs during the next fiscal year. These events or conditions indicate that a material uncertainty exists that may cast significant doubt about the Company’s ability to continue as a going concern for a reasonable period of time. Our opinion is not modified with respect to this matter.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Storen Technologies, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Jason M. Tyra, CPA, PLLC

Dallas, TX

July 24, 2020

1700 Pacific Avenue, Suite 4710

Dallas, TX 75201

(P) 972-201-9008

(F) 972-201-9008

info@tyracpa.com

www.tyracpa.com

STOREN TECHNOLOGIES, INC.

BALANCE SHEET

DECEMBER 31, 2019 & 2018

	2019	2018
ASSETS
CURRENT ASSETS
Cash	$275,338	$3,243
Inventory	85,787	-

TOTAL CURRENT ASSETS	361,125	3,243

TOTAL ASSETS	$361,125	$3,243

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	39	12,150
Related Party Loans	112,445	39,612
Unearned Revenue	75,000	-

TOTAL CURRENT LIABILITIES	187,484	51,762
NON-CURRENT LIABILITIES
Convertible Note Payble	100,000	-
Accrued Salaries	347,150	292,178

TOTAL LIABILITIES	634,634	343,940
SHAREHOLDERS' EQUITY
Common Stock (10,000,000 shares authorized, 6,570,159 issued and outstanding. $.00001 par value)	66	66
Additional Paid in Capital	1,259,380	571,344
Retained Earnings (Deficit)	(1,532,955)	(912,107)

TOTAL SHAREHOLDERS' EQUITY	(273,509)	(340,697)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$361,125	$3,243

See accompanying notes.

STOREN TECHNOLOGIES, INC.

INCOME STATEMENT

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Operating Income
Sales	$-	$-
Operating Expense
Salaries & Wages	313,041	303,934
Legal & Professional	161,011	91,737
Selling & Marketing	70,871	175,965
General & Administrative	35,691	36,028
Research & Development	28,487	24,655
Rent	1,150	1,200

	610,251	633,519

Net Income from Operations	(610,251)	(633,519)

Other Income (Expense)
State and Local Tax	(609)	(400)
Interest Expense	(9,987)	(6,893)

Net Income Before Provision for Income Tax	(620,848)	(640,813)

Provision for Income Taxes at 15% Rate	-	-

Net Income	$(620,848)	$(640,813)

See accompanying notes.

STOREN TECHNOLOGIES, INC.

STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
Cash Flows From Operating Activities
Net Income (Loss) For The Period	$(620,848)	$(640,813)
Change in Unearned Revenues	75,000	-
Change in Accrued Salaries	54,972	-
Change in Accounts Payable	(12,111)	144,127
Increase in Inventory	(85,787)	-

Net Cash Flows From Operating Activities	(588,775)	(496,686)

Cash Flows From Financing Activities
Issuance of Common Stock	688,036	445,310
Draws on Convertible Note Payble	100,000	-
Draws on Related Party Loans	72,833	39,612

Net Cash Flows From Financing Activities	860,870	484,922

Cash at Beginning of Period	3,243	15,007
Net Increase (Decrease) In Cash	272,095	(11,764)
Cash at End of Period	$275,338	$3,243

STOREN TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common Stock		Preferred Stock		Additional Paid	Retained	Total Stockholders'
	Number	Amount	Number	Amount	in Capital	Earnings	Equity
Balance at December 31, 2017	6,476,015	$65		$-	$126,035	$(271,295)	$(145,195)
Issuance of Stock	155,327	2			445,308		445,310
Net Income						(640,81)	(640,813)

Balance at December 31, 2018	6,631,342	$66		$-	$571,343	$(912,107)	$(340,697)

Issuance of Stock	163,817	2			688,035		688,036
Relinquished Stock	(225,000)	(2)					(2)
Net Income						(620,84)	(620,848)

Balance at December 31, 2019	6,570,159	$66	-	$-	$1,259,378	$(1,532,955)	$(273,509)

STOREN TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 AND 2018

NOTE A- ORGANIZATION AND NATURE OF ACTIVITIES

StorEn Technologies, Inc. (“the Company”) is a corporation organized under the laws of the State of Delaware. The Company is developing patent-pending Vanadium Flow Batteries for efficient and cost- effective energy storage.

NOTE B- GOING CONCERN MATTERS

The financial statements have been prepared on the going concern basis, which assumes that the Company will continue in operation for the foreseeable future. However, management has identified the following conditions and events that created an uncertainty about the ability of the Company to continue as a going concern. The Company recorded substantial net operating losses during the years ended December 31, 2019 and 2018, while it developed, patented and demonstrated its propriety technology.

The following describes management's plans that are intended to mitigate the conditions and events that raise substantial doubt about the Company's ability to continue as a going concern. The Company is currently engaged in a second equity crowdfund. The Company's ability to meet its obligations as they become due is dependent upon the success of management's plans, as described above.

These conditions and events create an uncertainty about the ability of the Company to continue as a going concern through April 17, 2021 (one year after the date that the financial statements are available to be issued). The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE C- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties associated with development of new technology including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

The Company has an agreement with a foreign supplier to provide Vanadium, a rare Earth element, for use in manufacturing the Company’s batteries at a pre-determined price. The Company’s access to Vanadium may be limited by the supply available in the marketplace, by shipping difficulties, or other such risks.

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Inventory

Finished products, work in process, and raw materials inventories are carried at the lower of cost or market. Direct labor and overhead have been excluded because the Company does not have a formal tracking system for such costs.

Fixed Assets

As of December 31, 2019, the Company possessed a de minimis amount of test equipment and tools for use in developing its products. The cost to obtain the equipment was expensed in the period incurred.

Intellectual Property

As of December 31, 2019, the Company held four patents and five trademarks in the United States relating to the manufacture of batteries. Following the PCT applications at the World Intellectual Property Office Organization (WIPO) in 2018, the company’s patents have been extended to major countries and regions in the world such as the European Union, Canada, China, India, Japan Korea, Australia, Brazil, Colombia, among others. The cost of the research associated with the patents was expensed as incurred. Future expenses related to defending or securing the Company’s patents will either be expensed or capitalized, depending on the nature and timing of the expense.

Revenue

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered, the fee for the arrangement is fixed or determinable and collectability is reasonably assured.

The Company’s main business will be producing and distributing Vanadium Flow batteries.

Sales Contract

The Company currently has a sales contract (“the Contract”) for construction of three vanadium batteries for $500,000. The Company has collected $75,000 in unearned revenues associated with the first battery.

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Contract also requires the Company to issue 125,000 shares of common stock on a pro rata basis as the Contract is complete. The common stock will be issued at par value, $.00001.

The Company delivered the first battery in the first quarter of 2020.

Advertising & Marketing

Advertising costs are expensed as incurred.

Rent

The Company occupies shared office space under a bundled agreement with Stony Brook University’s Clean Energy Business Incubator Program. The Company considers the lease arrangement to have terms substantially similar to a month-to-month operating lease. There are no future minimum payments due under the agreement.

Penalty Contingency

During 2019, the New York State Compensation Board assessed a penalty of $4,000 for failure to maintain a worker’s compensation insurance policy. In early 2020, the penalty was settled for $1,700.

Equity Based Compensation

The Company accounts for stock options issued to employees under ASC 718 (Stock Compensation). Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as an item of expense ratably over the employee’s requisite vesting period. The Company has elected early adoption of ASU 2018-07, which permits measurement of stock options at their intrinsic value, instead of their fair value. An option’s intrinsic value is defined as the amount by which the fair value of the underlying stock exceeds the exercise price of an option. In certain cases, this means that option compensation granted by the Company may have an intrinsic value of $0.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 (Equity). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and credited to additional paid-in capital.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained net operating losses during fiscal years 2018 and 2019. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carryforwards, the Company has elected not to recognize an allowance to account for them in the financial statements. Under current law, net operating losses may be carried forward indefinitely.

The Company is subject to franchise tax filing requirements in the State of Delaware.

The Company is subject to income tax filing requirements in the State of New York.

Net Income Per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2014, the FASB issued ASU, 2014-09—Revenue from Contracts with Customers (Topic 606), or ASU 2014-09, and further updated through ASU 2016-12, or ASU 2016-12, which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount to which an entity expects to be entitled to when products are transferred to customers. This guidance is effective for annual reporting periods, and interim periods within those years, beginning December 15, 2018 for non-public entities. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The adoption of ASU 2014-09 had no material impact on the Company’s financial statements and related disclosures.

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE D- RELATED PARTY TRANSACTIONS

During the year ended December 31, 2019, the Company incurred expenses related to materials and inventory of approximately $24,554 from ER-GE, a company owned by the Company’s Chief Technology Officer, Angelo D'Anzi.

During the year ended December 31, 2019, the Company incurred expenses related to material and inventory of approximately $9,842 from Arco Fuel Cells, a company owned by the Company’s Chief Technology Officer, Angelo D’Anzi.

NOTE E- DEBT

During 2019, the Company issued a convertible note in exchange for $50,000 (“the Note”). The Note accrues interest at the rate of 15%. In the event of default, the Note is convertible to Common Stock in the Company at a price of $.40 per share. The Note was issued to Philip Palmedo, a member of the Company’s Advisory Board. The Note was subsequently repaid in January 2020.

During 2019, the Company issued a note payable in exchange for $53,842 (“the Note”). The Note accrues interest at the rate of 15%. The Note was issued to Gabriele Colombo, a member of the Company’s management team.

During 2019, the Company issued a convertible note in exchange for $100,000 (“the Note”) to Accelerate New York Seed Fund, an early stage investor supporting technology-based companies located in downstate New York. The Note accrues no interest and matures two years from issuance. The Note shall convert under certain predefined conditions such as a Next Equity Financing Event, a Maturity Conversion, a Corporate Transaction, or an Initial Public Offering.

The Company has accrued a liability for the unpaid salaries of Carlo Brovero and Angelo D’Anzi. The Company will pay these salaries when management determines the Company has sufficient cash flow. These individuals are members of the Company’s management team. The balance of this account was $347,150 and $292,178 for 2019 & 2018, respectively.

NOTE F- EQUITY

The Company’s articles of incorporation authorized 10,000,000 shares of $0.00001 par value Common Stock.

The Company currently has one class of equity outstanding.

Common Stock: Common shareholders have the right to vote on certain items of Company business at the rate of one vote per share of stock. Common Stock ranks behind all issues of Preferred Stock in liquidation preference.

Common Stock	6,570,159

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

In 2019, the Company issued 163,817 common shares total cash proceeds of $668,034.

As of December 31, 2019, the Company is actively engaged in a Regulation CF equity raise.

NOTE G- FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option- pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

NOTE H- CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents with a limited number of high-quality financial institutions and at times may exceed the amount of insurance provided on such deposits.

NOTE I- SUBSEQUENT EVENTS

Management considered events subsequent to the end of the period but before April 17, 2020, the date that the financial statements were available to be issued.